EXHIBIT 99.1

Zoom® Telephonics Raises $411,232 In Rights Offering

Boston, MA, November 17, 2011—Zoom Telephonics, Inc. (OTCBB: ZMTP) (“Zoom”) announced today that it has completed its rights offering, raising $411,232 before expenses of approximately $35 thousand.  Zoom sold 1,523,082 shares at $0.27 each to approximately 60 participating shareholders.

“We are pleased that we did the rights offering,” said Frank Manning, Zoom’s President and CEO.  “It was a significant effort, but it was a good way to raise capital for Zoom.  We were able to preserve Zoom’s tax loss carry-forward while accepting all shareholder purchase requests.  We appreciate our shareholders’ investments and will continue to work hard to make Zoom successful.”

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com